Exhibit 5.8

May 16, 2022

Re:	Registration Statement on Form F-10 of Electra Battery Materials Corporation (the “Corporation”)

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by the Corporation on May 16, 2022, as such may thereafter be amended or supplemented, and in the short form base shelf prospectus dated November 26, 2020, as amended pursuant to an amendment thereto on November 30, 2021 included therein, on the face page and under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

“CASSELS BROCK & BLACKWELL LLP”